Exhibit 99.1

U.S. GoldMining Hosts Congressman Nick Begich at Whistler Gold-Copper Project, Alaska

Anchorage, Alaska – September 29, 2025 – U.S. GoldMining Inc. (NASDAQ: USGO) (“U.S. GoldMining” or the “Company”) was honored to host United States Congressman, Nick Begich on a site visit to its 100% owned Whistler Gold-Copper Project (the “Whistler Project” or “Project”) on September 21, 2025. Rep. Begich represents the State of Alaska in the House of Representatives and is a member of the House Committee on Natural Resources. The visit reflects ongoing national-level interest in responsible resource development opportunities in Alaska’s West Susitna Mineral District, including the Whistler Project.

Tim Smith, Chief Executive Officer of U.S. GoldMining, commented: “We were delighted to welcome Congressman Begich and to share our vision for the responsible development of the Whistler Project - the closest major undeveloped gold-copper opportunity to Anchorage, Alaska. Rep. Begich’s visit to Whistler underscores the growing recognition of the West Susitna Mineral District as a region with significant potential to contribute to Alaska’s economy and America’s resource security. We greatly appreciate Rep. Begich’s time and interest in the Project, and as we continue to advance our previously announced initial economic assessment study (the “PEA”) and execute on our 2025 exploration program, we remain committed to working collaboratively with all levels of government, regulatory agencies and other stakeholders towards the long-term development of the Whistler Project.”

Rep. Begich’s visit follows Senator Lisa Murkowski’s tour of the Whistler Project in August 2025, further underscoring the importance Alaska’s congressional delegation is placing on the State’s resource opportunities. During his tour, Rep. Begich met with members of the Company’s technical and operational teams, who shared updates on its ongoing work at Whistler, including both district-scale exploration activities and advancement of the Project’s PEA (previously announced on June 9, 2025).

Rep. Begich’s visit to Whistler came one week after the House Committee on Natural Resources, Subcommittee on Energy and Mineral Resources held a hearing on Alaska’s vast resource potential. The Subcommittee convened a broad panel of Alaskan experts to discuss how responsible development of oil, gas, mineral, and timber resources can enhance national security and drive economic growth in the State. The hearing was prompted by President Trump’s recent Executive Order, Unleashing Alaska’s Extraordinary Resource Potential, which created a timely opportunity for policymakers to hear directly from Alaskans.

2025 Project Update:

●	The Company’s 2025 exploration program has been extended into early October to maximize scout drilling coverage over the Whistler – Raintree mineral system. The scout drilling methodology is working well, with several new occurrences of porphyry intrusive lithologies identified from top-of-bedrock drill sampling. Assays are pending.

●	Mapping and surface geochemical sampling of the Muddy Creek intrusion-related system has been successfully completed, with assays pending.

●	The Company continues to advance its PEA for the Project (previously announced on June 9, 2025), with the objective of defining a potential economic base-case mining opportunity.

●	Recently released metallurgical test work (previously announced on September 22, 2025), a key component of the PEA, demonstrated gold recoveries of 85.3%, representing a 22% improvement over prior results.

Figure 1 U.S. GoldMining CEO Tim Smith (left) with U.S. Congressman Nick Begich (right) at the Whistler Gold-Copper Project, September 21, 2025.

Technical Information

For further information regarding the Project refer to the technical report summary titled “S-K 1300 Technical Report Summary Initial Assessment for the Whistler Project, South Central Alaska” with an effective date of September 12, 2024, and the technical report titled “NI 43-101 2024 Updated Mineral Resource Estimate for the Whistler Project, South Central Alaska” with an effective date of September 12, 2024, available under the Company’s respective profiles at www.sec.gov and www.sedarplus.ca.

Tim Smith, P.Geo., Chief Executive Officer of U.S. GoldMining, has supervised the preparation of this news release and has reviewed and approved the scientific and technical information contained herein. Mr. Smith is a “qualified person” as defined in Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects.

About U.S. GoldMining Inc.

U.S. GoldMining Inc. is an exploration and development company focused on advancing the 100% owned Whistler Gold-Copper Project, located 105 miles (170 kilometers) northwest of Anchorage, Alaska, U.S.A. The Whistler Project consists of several gold-copper porphyry deposits and exploration targets within a large regional land package entirely on State of Alaska Mining claims totaling approximately 53,700 acres (217.5 square kilometers). The Whistler Project Mineral Resource Estimate comprises 294 Mt at 0.68 g/t AuEq for 6.48 Moz AuEq Indicated, plus 198 Mt at 0.65 g/t AuEq for 4.16 Moz AuEq Inferred.

Visit www.usgoldmining.us for more information, including high resolution figures.

For additional information, please contact:

U.S. GoldMining Inc.

Alastair Still, Chair

Tim Smith, Chief Executive Officer

Telephone Toll Free: 1-833-388-9788

Email: info@usgoldmining.us

Forward-Looking Statements

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” within the meaning of the United States federal securities laws and “forward-looking information” within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). Such statements include statements with regard to the Company’s expectations regarding the Project, ongoing government support for the Project, planned exploration and the proposed PEA . Words such as “expects”, “anticipates”, “plans”, estimates” and “intends” or similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on U.S. GoldMining’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict and involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of future exploration may not confirm expectations, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs, accidents, labor disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals or permits, title disputes other risks inherent in the exploration and development of mineral properties and the other risk factors set forth in the Company’s filings with the U.S. Securities and Exchange Commission at.www.sec.gov and Canadian Securities Administrators at www.sedarplus.ca. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release. Forward-looking statements contained in this news release are made as of this date, and U.S. GoldMining does not undertake any duty to update such information except as required under applicable law.